Exhibit 99.6

First Responder Products, Inc. Becomes Dealer for Polarion-USA

SCOTTSDALE, AZ--(MARKET WIRE)--Aug 28, 2007 -- First Responder Products, Inc. (OTC BB:FRPD.OB - News) announced today that, as part of its continuing efforts to become an industry leader in providing high-tech products and solutions to the first responder community, it has become a dealer for Polarion High Intensity Discharge (commonly called HID) searchlights, the world's highest quality handheld HID portable searchlights available today. In HID lamps, light is produced by passing a current through a metal vapor. This allows the electric arc to generate extremely high temperatures, causing metallic elements within the gas atmosphere to vaporize and release large amounts of visible radiant energy.

"We are very excited for First Responder Products to become a dealer and participate in our growth," said Ken Good, President of Polarion-USA, the distributor of emergent Polarion HID products. "First responders and security professionals need powerful searchlights they can deploy for extended periods of time," Mr. Good said. "When weight and space are limiting factors, the Polarion lights are the tools to reach for. Despite their relatively small size, operators can maintain unparalleled light output for extended periods of time while maintaining maximum situational awareness."

"The Polarion series is a welcome addition to our growing specialty products line," said First Responder Products' Chief Operating Officer, Richard Reincke. "We are committed to introducing new products to equip first responders to meet the challenges they face in the field."

The beam quality of the Polarian HID searchlight is considered the best in the industry by many first responders. The reflector was shaped to give the user an excellent combination of "throw" and overall coverage. The searchlights are ideal for large area search and rescue operations, and long-range identification requirements such as vehicle checkpoints, border security, and assault operations. The Polarion series replaces cumbersome spotlights with incredibly small ballast components, highest quality reflectors and state of the art internal components and can be easily transported in small cases, packs, or attached to a first responder's load bearing vest. Reliable, rugged, efficient and waterproof, Polarion HID products are the new standard in handheld HID searchlights.

About the Company: First Responder Products, Inc. is a premier distributor of specialized products for public safety, homeland security, and military applications. The company distributes products from a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community. The company recently announced that it relocated to larger facilities to accommodate an increase in sales personnel, its direct bidding activities and Internet sales. Due to continued growth, the company has now signed an amendment to its new lease further increasing its warehouse and shipping facilities and adding additional sales offices. The company's website is located at www.firstresponderproducts.com.

Contact:

Contact Information:

Richard Reincke
480-619-4747